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                                                                   EXHIBIT 2(1)

                          Important Announcement to all
                         Kenilworth Systems Corporation
                                  Shareholders

                                                              September 21, 1998

      In August 1998 a United States Bankruptcy Judge in the Eastern District of New York approved the Final Reports and Accounts submitted by the Chapter 7 Trustee of the Estate of Kenilworth Systems Corporation ("Kenilworth").

      The approval finalizes the Kenilworth bankruptcy proceedings and the Trustee paid one hundred percent (100%) of all approved claims and administration fees and expenses out of the proceeds ($4,424,056) from the sale of substantially all of the assets of the Kenilworth Estate. Pursuant to the Asset Sale Agreement,, the purchaser is entitled to receive any funds remaining from the sale after all claims are paid in full. Accordingly, approximately $128,000 was refunded.

      Kenilworth presently has NO ASSETS and NO LIABILITIES. Paid-in Capital of $24,379,119 which is eliminated by the deficit of $24,379,119 of which approximately $22,000,000 is available as unexpired Net Operating Loss Carry-Forward credits. There are 60,477,352 Common Shares issued and outstanding owned by approximately 8,000 shareholders.

      With the Bankruptcy Court's approval all of the books and records, since inception of Kenilworth, have been released to the undersigned, who was the Chairman of the Board of Directors and President of Kenilworth when the Chapter 7 Trustee was appointed.

      I will shortly cause to be filed current financial reports on Form 10-K and 10-Q with the Securities and Exchange Commission.

      I will keep you informed.

                                             Sincerely,



                                             Herbert Lindo
                                             Tel: (516) 741-1352
                                             Fax: (516) 741-7194

54 Kenilworth Road
Mineola, NY 11501